Exhibit 10.01

EXECUTION VERSION

FIVE-YEAR CREDIT AGREEMENT

dated as of

August 16, 2006,

among

LAUREATE EDUCATION, INC.,

INICIATIVAS CULTURALES DE ESPAÑA, SL,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Facility Agent

and

J. P. MORGAN EUROPE LIMITED,
as London Agent

BANK OF AMERICA, N.A.,

CREDIT SUISSE,

as Co-Syndication Agents

LASALLE BANK NATIONAL ASSOCIATION,

SUNTRUST BANK,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Bookrunner

[CS&M No. 6701-638]

i

SECTION 6.03.	Fundamental Changes	76
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	77
SECTION 6.05.	Asset Transfers	78
SECTION 6.06.	Hedging Agreements	79
SECTION 6.07.	Restricted Payments; Certain Payments of Indebtedness	79
SECTION 6.08.	Transactions with Affiliates	80
SECTION 6.09.	Restrictive Agreements	80
SECTION 6.10.	Capital Expenditures	81
SECTION 6.11.	Net Leverage Ratio	81
SECTION 6.12.	Interest Expense Coverage Ratio	81
SECTION 6.13.	Walden Trademarks	81
SECTION 6.14.	Business of Subsidiaries	81

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Collection Allocation Mechanism

ARTICLE X

Guarantee

ARTICLE XI

Miscellaneous

SECTION 11.01.	Notices	89
SECTION 11.02.	Waivers; Amendments	90
SECTION 11.03.	Expenses; Indemnity; Damage Waiver	92
SECTION 11.04.	Successors and Assigns	93
SECTION 11.05.	Survival	96
SECTION 11.06.	Counterparts; Integration; Effectiveness	96

SCHEDULES:

Schedule 1.01A —		Applicable Funding Account
Schedule 1.01B —		Initial Designated Foreign Subsidiary Holding Companies
Schedule 2.01 —		Commitments
Schedule 2.05 —		Existing Letters of Credit
Schedule 3.12 —		Subsidiaries and Affiliates
Schedule 6.01 —		Existing Indebtedness
Schedule 6.02 —		Existing Liens
Schedule 6.04 —		Existing Investments
Schedule 6.09 —		Existing Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Borrowing Request
Exhibit B	—	Mandatory Costs Rate
Exhibit C	—	Form of Assignment and Assumption
Exhibit D-1	—	Form of Opinion of DLA Piper Rudnick Gray Cary US LLP
Exhibit D-2	—	Form of Opinion of Houthoff Buruma
Exhibit D-3	—	Form of Opinion of Robert W. Zentz
Exhibit E-1	—	Form of US Guarantee and Collateral Agreement
Exhibit E-2	—	Form of Fleet Street IU Netherlands Pledge Agreement (Company)
Exhibit E-3	—	Form of Walden Collateral Agreement
Exhibit E-4	—	Form of ICE Pledge Agreement
Exhibit E-5	—	Form of ICE Inversiones Brazil/Escuela Superior Pledge Agreement
Exhibit E-6	—	Form of Laureate I BV Pledge Agreement
Exhibit E-7	—	Form of Non-US Guarantee Agreement
Exhibit E-8	—	Form of Laureate International BV Pledge Agreement
Exhibit E-9	—	Form of ICE Intercompany Debt Pledge Agreement
Exhibit E-10	—	Form of Fleet Street IU Netherlands Pledge Agreement (LEIL)
Exhibit F	—	Form of Perfection Certificate

v

FIVE-YEAR CREDIT AGREEMENT dated as of August 16, 2006, among LAUREATE EDUCATION, INC., a Maryland corporation; INICIATIVAS CULTURALES DE ESPAÑA, SL, a Spanish limited liability company; the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Facility Agent and Collateral Agent; and J.P. MORGAN EUROPE LIMITED, as London Agent.

The Borrowers (capitalized terms used and not otherwise defined herein having the meanings assigned to them in Article I) have requested the Lenders to extend credit in the form of (a) US Tranche Commitments under which the Company may obtain Revolving Loans, Swingline Loans and Letters of Credit, in each case denominated in US Dollars, in an aggregate principal or face amount not exceeding US$150,000,000 at any time outstanding and (b) Spanish Tranche Commitments under which (i) ICE may obtain Loans and Letters of Credit, in each case denominated in Euro, Sterling and Alternative Currencies approved by the Facility Agent and the Spanish Tranche Lenders and, in the case of Letters of Credit, the Issuing Bank, and (ii) the Company may obtain Loans in US Dollars, in an aggregate principal amount at any time outstanding that will not result in the aggregate Spanish Tranche Revolving Exposures exceeding US$100,000,000. The proceeds of borrowings hereunder are to be used for working capital and other general corporate purposes of the Company and the Subsidiaries, including the repayment of amounts outstanding under the Existing Credit Agreement and the financing of Permitted Acquisitions. The Letters of Credit will be used for general corporate purposes of the Company and the Subsidiaries. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in an

Alternative Currency for any Interest Period, an interest rate per annum equal to the sum of (x) the LIBO Rate for such Interest Period plus (y) the Mandatory Costs Rate.

“Adjusted Total Indebtedness” means, as of any date, Total Indebtedness on such date minus the amount by which (a) the aggregate cash on such date of the Company and the US Subsidiaries that are Subsidiary Credit Parties that is held in the United States of America exceeds (b) US$20,000,000.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Facility Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Facility Agent, the London Agent and the Collateral Agent.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 11.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means (a) Euro, (b) Sterling and (c) any other currency that is freely transferable and convertible into US Dollars in the London market and for which LIBO Rates can be determined as provided in the definition of “LIBO Rate”, and that has been requested by ICE in a notice to the Facility Agent and agreed upon by the Facility Agent and all Spanish Tranche Lenders.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Facility Agent, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, the London Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 11.15(b).

“Applicable Funding Account” means, as to each Borrower, the applicable account with the Facility Agent (or one of its Affiliates) specified on Schedule 1.01A hereto, or any other account with the Facility Agent (or one of its Affiliates) that shall be specified in a written notice signed by a Financial Officer and delivered to the Applicable Agent and approved by such Applicable Agent.

“Applicable Rate” means, for any day, with respect to (a) any LIBOR Revolving Loan or any EURIBOR Revolving Loan, the applicable rate per annum set forth below under the caption “LIBOR/EURIBOR Spread”, (b) any ABR Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, and (c) the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, in each case based upon the Net Leverage Ratio as of the most recent determination date:

Category	Net Leverage Ratio	LIBOR/EURIBOR Spread (basis points per annum)	ABR Spread (basis points per annum)	Commitment Fee Rate
Category 1	> 2.50	175.00	75.00	37.50
Category 2	< 2.50 and > 1.50	150.00	50.00	30.00
Category 3	< 1.50	125.00	25.00	25.00

For purposes of the foregoing, (i) the Net Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the Company’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) the Applicable Rate indicated by the Net Leverage Ratio as of the end of each fiscal quarter shall be effective during the period commencing on and including the third Business Day following the date of delivery to the Facility Agent of the consolidated financial statements for such fiscal quarter and ending on the date immediately preceding the third Business Day following the date of delivery to the Facility Agent of the consolidated financial statements for the next succeeding fiscal quarter; provided that (A) the Net Leverage Ratio shall be deemed to be in Category 2 until the third Business Day following the first delivery of financial statements pursuant to Section 5.01(a) or (b), and (B) if any financial statements required to have been delivered under Section 5.01(a) or (b) shall not at any time have been delivered, the Applicable Rate shall, until such financial statements shall have been delivered, be determined by reference to Category 1 in the Table above.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Facility Agent in the form of Exhibit A or any other form approved by the Facility Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation or any Sale-Leaseback Transaction that does not result in a Capital Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Augmenting Lender” has the meaning set forth in Section 2.08(d).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of the Company and ICE.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of LIBOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$3,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency and that has a US Dollar Equivalent of at least US$3,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$100,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 100,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros and (c) when used in connection with a Loan to ICE, “Business Day” shall also exclude any day on which commercial banks in Spain are authorized or required by law to remain closed.

“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and the collections thereunder established under Article IX.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article IX.

“CAM Exchange Date” means the date on which any event referred to in clause (h) or (i) of Article VII shall occur with respect to the Company.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the US Dollar Equivalents (determined on the CAM Exchange Date on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and (b) the denominator shall be the sum of the US Dollar Equivalents (as so determined) of the Specified Obligations owed to all the Lenders.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Company and its consolidated Subsidiaries during such period.

“Capital Lease Obligations” means, with respect to any Person, as of the date of determination, the obligations of such Person under any lease required to be capitalized on the balance sheet of such Person in accordance with GAAP applied on a consistent basis. The amount of the obligations under any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Cash Collateralize” has the meaning set forth in Section 2.05(j).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a “change of control” or similar event, however denominated, under the terms of any instrument or agreement evidencing or governing any Indebtedness of the Company; or (e) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than the Company or a wholly owned subsidiary of the Company of any Equity Interest in ICE.

“Charges” has the meaning set forth in Section 11.13.

“Chilean Student Loan Securitization Transaction” means any transfer by UNAB or UDLA of student loans or related accounts receivable or interests therein (collectively, “Chilean Student Loans”) (a) to a trust, partnership, corporation or other “conduit” entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Chilean Student Loans, or (b) directly to one or more investors. The “amount” of any Chilean Student Loan Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in clause (a) of the preceding sentence or, if there shall be no such principal or stated amount or such Chilean Student Loan Securitization Transaction shall be in the form of a direct sale to one or more investors, the uncollected amount of the Chilean Student Loans transferred pursuant to such Securitization Transaction net of any such Chilean Student Loans that have been written off as uncollectible.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, Swingline Loans or Spanish Tranche Revolving Loans and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment or a Spanish Tranche Commitment.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Credit Support Document.

“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Secured Parties.

“Commitment” means a US Tranche Commitment or a Spanish Tranche Commitment. The aggregate amount of the Lenders’ Commitments as of the Closing Date is US$250,000,000.

“Commitment Increase” has the meaning set forth in Section 2.08(e).

“Company” means Laureate Education, Inc., a Maryland corporation.

“Company Non-Owned EBITDA Amount” means, for any period, for each Subsidiary (other than any Excluded Subsidiary)  the Equity Interests of which are not directly or indirectly wholly owned by the Company, an amount equal to the product of (a) the portion of Consolidated EBITDA attributable to such Subsidiary multiplied by (b) the percentage (expressed as a decimal) of the Equity Interests of such Subsidiary not directly or indirectly owned by the Company.

“Consolidated Adjusted EBITDA” means, for any period, (a) Consolidated EBITDA for such period minus, (b) without duplication, and to the extent included in the calculation of Consolidated EBITDA, (i) that portion of Consolidated EBITDA for such period attributable to Excluded Subsidiaries and (ii) Consolidated Non-Owned EBITDA for such period.

“Consolidated EBITDA” means, for any period, Consolidated Operating Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Operating Income for such period, the sum of (i) all amounts attributable to depreciation and amortization for such period and (ii) non-cash stock option expense or other non-cash equity-related compensation expense for such period, and minus (b) any cash expenditures during such period related to non-cash charges referred to in subclause (ii) of the preceding clause (a) during prior periods, all determined on a consolidated basis in accordance with GAAP. In the event that there shall have occurred any acquisition or disposition by the Company or a Subsidiary of a business or business unit during any period for which Consolidated EBITDA is to be determined (other than any acquisition or disposition in which the aggregate value of the consideration paid or received is less than US$1,000,000), such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-Owned EBITDA”  means the sum of the Company Non-Owned EBITDA Amounts for all the Subsidiaries (other than Excluded Subsidiaries) the Equity Interests of which are not directly or indirectly wholly owned by the Company that are included in the calculation of Consolidated EBITDA.

“Consolidated Operating Income” means, for any period, the operating income of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” means, with respect to any Person, the aggregate amount of assets of such Person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such Person and its consolidated Subsidiaries and computed in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means each Borrower and each Subsidiary Credit Party.

“Credit Support Documents” means the US Guarantee and Collateral Agreement, the Walden Collateral Agreement, the Fleet Street IU Netherlands Pledge Agreement (Company), the Fleet Street IU Netherlands Pledge Agreement (LEIL), the ICE Pledge Agreement, the Foreign Pledge Agreements, the Laureate I BV Pledge Agreement, the Laureate International BV Pledge Agreement, the ICE Inversiones Brazil/Escuela Superior Pledge Agreement, the ICE Intercompany Debt Pledge Agreement, the Non-US Guarantee Agreements, each guarantee agreement referred to in clause (a)(v) and (a) (vii)(B) of the definition of “Guarantee and Collateral Requirement” and each other agreement, instrument or document delivered pursuant to Section 5.11 or 5.12 or otherwise to guarantee or secure any of the Obligations.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Collateral Requirement” means the requirement that the following clauses of the definition of “Guarantee and Collateral Requirement” shall be satisfied: (i) clause (a)(iv); (ii) clause (b) insofar as it requires the pledge of Equity Interests of ICE; and (iii) clause (d) and clause (e) insofar as they are applicable to the pledge referred to in the clauses of the definition of “Guarantee and Collateral Requirement” listed in this definition.

“Designated Foreign Subsidiary Holding Company” means (a) each of the Subsidiaries listed on Schedule 1.01B; and (b) each other Holding Company Subsidiary (other than ICE and any Subsidiary organized in the United States of America) that directly or indirectly (other than through ICE) owns Equity Interests in one or more Operating Subsidiaries; provided, that no Foreign Subsidiary shall constitute a Designated Foreign Subsidiary Holding Company under this clause (b) if and for so long as (i) the furnishing of a guarantee of the Spanish Obligations by such Foreign Subsidiary would violate applicable law, expose the Company or its subsidiaries to material tax liabilities or expose the directors of such Foreign Subsidiary to a material risk of personal liability and (ii) the Collateral Agent shall have received a certificate of the Company, based on the advice of counsel, to such effect.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates quoted by the Reference Banks to leading banks in the Banking Federation of the European Union for the offering of deposits for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Applicable Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means any Subsidiary that is subject to any charter, contractual, legal, regulatory or other restriction limiting in any material respect the ability of such Subsidiary to dividend its income to the holders of its Equity Interests (other than general restrictions imposed by law on dividends that would impair the capital of a Subsidiary, render it insolvent or constitute a fraudulent transfer, and other than generally applicable withholding taxes on dividends); provided, that for purposes of this definition, restrictions on the payment of dividends by Glion Group and UDLA contained in the Glion Group Mortgages and UDLA Mortgages shall be disregarded so long as the Indebtedness under such mortgages shall be immediately prepayable (subject to any customary notice period) without penalty at the sole discretion of such Subsidiaries.

“Excluded Taxes” means (a) with respect to any Lender, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction under the laws of which such Lender is organized, in which its principal office is located or in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a)(i) above, (iii) any withholding tax that is attributable to the failure of such Lender to comply with Section 2.16(e) and (iv) any withholding tax that is imposed by the United States of America on amounts payable by the Company from locations within the United States of America to such Lender’s US Tranche Lending Office at the time such Lender becomes a party to this Agreement (or designates a new US Tranche Lending Office) (assuming the taking by the applicable Borrower of all actions required in order for available exemptions from such tax to be effective), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16(a), and (b) with respect to any Spanish Tranche Lender (other than a Lender that becomes a Spanish Tranche Lender through an assignment under Section 2.18 or by operation of the CAM), any withholding tax that is imposed on amounts payable by ICE by the Kingdom of Spain on amounts payable from locations within such jurisdiction to such Lender’s Spanish Tranche Lending Office designated for ICE at the time such Lender becomes a party to this Agreement (or designates a new Spanish Tranche Lending Office for ICE) (assuming the taking by the applicable Borrower of all actions required in order for available exemptions from such tax to be effective), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16(a).

“Exposure” means a US Tranche Revolving Exposure or Spanish Tranche Revolving Exposure.

“Existing Credit Agreement” means the Credit Agreement dated as of October 26, 2005, among the Company, certain Subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Existing Letters of Credit” means each letter of credit previously issued for the account of the Company pursuant to the Existing Credit Agreement that is outstanding on the US Tranche Effective Date and listed on Schedule 2.05, but shall not include any renewal or extension of any Existing Letter of Credit.

“Facility Agent” means JPMCB, in its capacity as facility agent for the Lenders hereunder and under the Loan Documents or, as applicable, such Affiliates thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing its obligations hereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fleet Street IU Netherlands” means Fleet Street International Universities CV, a wholly owned subsidiary of the Company.

“Fleet Street IU USA” means Fleet Street International University Holdings LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company.

“Fleet Street IU Netherlands Pledge Agreement (Company)” means a Pledge Agreement substantially in the form of Exhibit E-2.

“Fleet Street IU Netherlands Pledge Agreement (LEIL)” means a Pledge Agreement substantially in the form of Exhibit E-2.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Subsidiary” shall mean any Subsidiary that is not a US Subsidiary.

“FSIUH Holding Company” means FSIUH Holding Company, a wholly owned subsidiary of the Company.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Glion Group” means Glion Group SA, a wholly owned subsidiary of the Company.

“Glion Group Mortgages” means (a) the mortgages dated as of November 16, 2003 and January 1, 2005 between Glion Group and Banque Cantonal Fribourg, (b) the mortgages dated as of November 11, 2003 and October 27, 2004 between Glion Group and Banque Cantonal Vaud, and (c) the mortgages dated as of August 1, 2002, December 31, 2003 and June 1, 2006 between Glion Group and Union Bank of Switzerland.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person (the “Guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The terms “Guaranteed” and “Guarantor” shall have correlative meanings.

“Guarantee and Collateral Requirement” means, at any time, the requirement that:

(a) the Facility Agent shall have received (i) either (A) a counterpart of the US Guarantee and Collateral Agreement duly executed and delivered by the Company and each US Material Subsidiary (other than Walden University, Inc.) and each US Subsidiary directly or indirectly owning any Equity Interest in ICE (it being understood that the US Guarantee and Collateral Agreement shall not require Laureate Education International Ltd., FSIUH Holding Company or Fleet Street IU USA to guarantee the US Obligations or pledge Equity Interests to secure the US Obligations) or (B) in the case of any Person that becomes a US Material Subsidiary or a US Subsidiary directly or indirectly owning any Equity Interest in ICE after the US Tranche Effective Date (other than Walden University, Inc.), a supplement to the US Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered by such Person; (ii) a counterpart of the Walden Collateral Agreement duly executed and delivered by Walden University, Inc.; (iii) a counterpart of a Fleet Street IU Netherlands Pledge Agreement (Company) duly executed and delivered by the Company; (iv) a counterpart of the ICE Pledge Agreement duly executed and delivered by Fleet Street IU USA; (v) in the case of any Foreign Subsidiary directly or indirectly owning any Equity Interest in ICE, a counterpart of any guarantee agreement and Foreign Pledge Agreement that the Facility Agent shall determine, based on the advice of counsel, to be necessary or advisable in connection with the guarantee by such Foreign Subsidiary of the Spanish Obligations and the pledge of, or the granting of security interests in, any Equity Interests directly owned by such Foreign Subsidiary to secure the Spanish Obligations, in each case duly executed and delivered by such Foreign Subsidiary; (vi)(A) a counterpart of the Laureate I BV Pledge Agreement duly executed and delivered by ICE and (B) a counterpart of the ICE Inversiones Brazil/Escuela Superior Pledge Agreement duly executed and delivered by ICE; (vii) either (A) a counterpart of a Non-US Guarantee Agreement duly executed and delivered by each Designated Foreign Subsidiary Holding Company or (B) in the case of any Person that becomes a Designated Foreign Subsidiary Holding Company after the Spanish Tranche Effective Date, a counterpart of any other guarantee agreement that the Facility Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the guarantee by such Person of the Spanish Obligations, each such guarantee agreement to be duly executed and delivered by each Person party thereto; (viii) a counterpart of the Laureate International BV Pledge Agreement duly executed and delivered by Laureate I BV; (ix) a counterpart of the ICE Intercompany Debt Pledge Agreement duly executed and delivered by ICE; and (x) a counterpart of a Fleet Street IU Netherlands Pledge Agreement (LEIL) duly executed and delivered by Laureate Education International Ltd.;

(b) all outstanding Equity Interests of Laureate International BV and each Subsidiary (other than Prouniversidad SL, Promotora Proyecto UIM, SL or Rede Internacional de Universidades Laureate, Ltda.) owned directly by the Company, any US Material Subsidiary, ICE or any Subsidiary directly or indirectly owning any Equity Interest in ICE shall have been pledged pursuant to the US Guarantee and Collateral Agreement or a Foreign Pledge Agreement or otherwise (except that (i) no more than 65% of the outstanding voting Equity Interests of Laureate Education International Ltd., FSIUH Holding Company and any Foreign Subsidiary directly owned by the Company or a US Subsidiary shall be required to be pledged to secure the US Obligations, (ii) the Equity Interests of Fleet Street IU USA, Wall Street International Holdings US I, Inc. and Foreign Subsidiaries directly owned by a Foreign Subsidiary shall not be required to be pledged to secure the US Obligations and (iii) the Equity Interests of Fleet Street IU Netherlands owned by Fleet Street IU USA shall not be required to be pledged to secure the US Obligations or the Spanish Obligations), and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (to the extent certificated), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank that the Facility Agent determines, based on the advice of counsel, to be necessary or advisable in connection with such pledge;

(c) all Indebtedness of the Company (other than Indebtedness owing to Walden University, Inc.) and each Subsidiary that is owing to the Company, any US Material Subsidiary or ICE shall be evidenced by a promissory note and shall be pledged and endorsed in guarantee (“endosados en garantía”) pursuant to the US Guarantee and Collateral Agreement, the ICE Intercompany Debt Pledge Agreement or otherwise, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents, notices, instruments and actions, including the filing of Uniform Commercial Code financing statements, filings with the United States

Patent and Trademark Office, filings with the relevant public registries and registrations on the registry books of shareholders required by law or reasonably requested by the Collateral Agent to create the Liens intended to be created by the Credit Support Documents and to perfect such Liens to the extent and with the priority required by the Credit Support Documents shall have been filed, registered, recorded (or delivered to the Collateral Agent for filing, registration or recording) or taken;

(e) the Company, each US Material Subsidiary or US Subsidiary directly or indirectly owning any Equity Interest in ICE, ICE, Fleet Street IU Netherlands, Laureate I BV, each other Foreign Subsidiary (if any) directly or indirectly owning any Equity Interest in ICE and each Designated Foreign Subsidiary Holding Company shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Credit Support Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets would be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in particular assets or delivery of Non-US Guarantee Agreements and related opinions of counsel where it determines that such perfection or delivery cannot be accomplished without undue effort or expense by the time or times at which they would otherwise be required by this Agreement or the Credit Support Documents.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.

“Holding Company Subsidiary” means a Wholly Owned Subsidiary that (a) does not own any assets other than Equity Interests in other Subsidiaries and other incidental assets and (b) does not directly engage in any business (other than activities incidental to the maintenance of its existence or the ownership of the Equity Interests referred to in the preceding clause (a)).

“ICE” means Iniciativas Culturales de Espana, SL, a Spanish limited liability company and a wholly owned subsidiary of the Company.

“ICE Inversiones Brazil/Escuela Superior Pledge Agreement” means a Pledge of Participations substantially in the form of Exhibit E-5.

“ICE Pledge Agreement” means a Pledge of Participations substantially in the form of Exhibit E-4.

“ICE Intercompany Debt Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit E-9.

“Increase Effective Date” has the meaning set forth in Section 2.08(e).

“Increasing Lender” has the meaning set forth in Section 2.08(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and earn-out obligations that do not constitute balance sheet liabilities under GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) Capital Lease Obligations, Sale-Leaseback Transactions and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) in the case of UNAB and UDLA, all Chilean Student Loan Securitization Transactions (except that sales of Chilean Student Loans directly to investors, and not to any conduit entity, for cash in one or more non-recourse, true sale transactions shall not be deemed to constitute Indebtedness under this clause to the extent that the aggregate outstanding principal amount of the Chilean Student Loans sold in such transactions does not exceed US$50,000,000); and (l) in the case of any Subsidiary, all Preferred Stock of such Person (the “amount” of any such Preferred Stock being deemed to be the liquidation preference thereof). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated May 2006 relating to the Borrowers and the Transactions.

“Initial Loans” has the meaning set forth in Section 2.08(e).

“Intercompany Debt Holding Company” means a wholly owned Delaware Subsidiary to be formed by the Company solely for the purpose of receiving transfers of and holding Indebtedness and accounts receivable owed by Subsidiaries to the Company or to other Subsidiaries.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the last day of each March, June, September and December and (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning set forth in Section 6.04.

“Issuing Bank” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, in respect of the Existing Letters of Credit only, the issuers of such Existing Letters of

Credit, as set forth in Schedule 2.05. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 11.14(b).

“Laureate I BV Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit E-6.

“Laureate International BV Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit E-8.

“LC Disbursement” means a US Tranche LC Disbursement or a Spanish Tranche LC Disbursement.

“LC Exposure” means the US Tranche LC Exposure and the Spanish Tranche LC Exposure.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means any US Tranche Lending Office or any Spanish Tranche Lending Office.

“Letter of Credit” means a US Tranche Letter of Credit or a Spanish Tranche Letter of Credit.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, Sale-Leaseback Transaction, synthetic lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Credit Support Documents and each promissory note delivered pursuant to this Agreement.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, London time.

“London Agent” means J.P. Morgan Europe Limited.

“Mandatory Costs Rate” has the meaning set forth in Exhibit B.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party or on the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate amount exceeding US$5,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 2% or more of the consolidated assets of the Company and the Subsidiaries as of the last day of the most recent fiscal quarter of Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of March 31, 2006), or (b) the consolidated revenues of which equal 2% or more of the consolidated revenues of the Company and the Subsidiaries for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, for the period of four consecutive fiscal quarters ended March 31, 2006); provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the consolidated assets or consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 5% of the consolidated assets or 5% of the consolidated revenues of the Company and the Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated assets until such excess shall have been eliminated. Notwithstanding any other provision herein, the Intercompany Debt Holding Company shall constitute a Material Subsidiary.

“Maturity Date” means August 16, 2011, or, if such day is not a Business Day, the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 11.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, on any date, the ratio of (a) Adjusted Total Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date).

“Non-Increasing Lender” has the meaning set forth in Section 2.08(d).

“Non-US Guarantee Agreement” means a Guarantee Agreement substantially in the form of Exhibit E-7 or another form approved by the Facility Agent for the guarantee of the Spanish Obligations.

“Obligations” means, collectively, the US Obligations and the Spanish Obligations.

“Operating Subsidiary” means any Subsidiary that directly owns, operates or provides services to one or more educational institutions or that directly engages in one or more other businesses.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the issue, execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 11.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any acquisition by the Company or a Subsidiary of (a) Equity Interests (other than directors’ qualifying shares) in any Person as a result of which such Person becomes a Subsidiary, or (b) all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, any Person; provided that (i) no Default has occurred and is continuing or would result therefrom, (ii) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (iii) all actions required to be taken with respect to such acquired or newly-formed Subsidiary or such acquired assets under Section 5.11 shall have been taken (or simultaneously with the consummation of such acquisition shall be taken), (iv) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b), and (v) the Company has delivered to the Facility Agent a certificate of a Financial Officer confirming the satisfaction of the conditions set forth in clauses (i) through (iv) above and setting forth computations demonstrating that, giving pro forma effect to such acquisition and any related incurrence or repayment of Indebtedness, the Net Leverage Ratio as of the most recent fiscal quarter end for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), shall be not greater than the maximum Net Leverage Ratio permitted as of such quarter end under Section 6.11 reduced by 0.25.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and other encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5,000,000,000.

“Permitted Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), Indebtedness the Net Proceeds of which are applied to refund, refinance, repurchase or retire such Original Indebtedness; provided that: (a) the principal amount of such Permitted Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) such Permitted Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been an obligor in respect of such Original Indebtedness, (c) if such Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (d) such Permitted Refinancing Indebtedness shall not mature, and shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or similar event) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date six months after the Maturity Date.

“Permitted Subordinated Notes” means unsecured notes of the Company (a) the principal of which is not by its terms required to be repaid, prepaid, redeemed, repurchased or defeased, in whole or in part, at the option of any holder thereof or otherwise, on any date prior to the date six months after the Maturity Date (except (i) upon the occurrence of an event of default or a change in control or similar event or (ii) pursuant to provisions requiring the Company to prepay or redeem, or to offer to prepay or redeem, such notes with the proceeds of asset sales or the incurrence of Indebtedness; provided, that such provisions do not require any such prepayment, redemption or offer to prepay or redeem if (among other reasons prepayment is not required) such proceeds have been applied, inter alia, to reduce the Indebtedness and related Commitments under this Agreement), (b) that are not Guaranteed by Walden University, Inc., and are not Guaranteed by any other Subsidiary unless (i) such Subsidiary is a US Subsidiary that Guarantees the Obligations pursuant to the US Guarantee and Collateral Agreement, (ii) the Guarantee of such subordinated notes is unsecured and subordinated to the corresponding Guarantee of the Obligations under the US Guarantee and Collateral Agreement on terms no less favorable to the Lenders than those on which the obligations of the Company in respect of such notes are subordinated to the Obligations of the Company and (iii) such Guarantee provides for the release and termination thereof, without action by any party, upon any release and termination of the corresponding Guarantee of the Obligations, (c) that are fully subordinated to the Obligations in the event of any bankruptcy, reorganization or insolvency proceeding with respect to the Company, (d) that provide that no payments of interest will be made during the continuance of any Default in the payment of the principal of or interest on the Obligations, (e) that provide on customary terms that payments of interest will be suspended for a period of at least 180 days during the continuance of non-payment Defaults upon notice given by the Facility Agent on behalf of the Lenders, (f) the subordination provisions of which, insofar as they relate to the Obligations, are otherwise reasonably determined by the Company to be customary at the time of issuance for publicly offered subordinated debt securities and (g) that do not contain any financial maintenance covenants.

“Permitted Unsecured Notes” means unsecured notes of the Company (a) the principal of which is not by its terms required to be repaid, prepaid, redeemed, repurchased or defeased, in whole or in part, at the option of any holder thereof or otherwise, on any date prior to the date six months after the Maturity Date (except (i) upon the occurrence of an event of default or a change in control or similar event or (ii) pursuant to provisions requiring the Company to prepay or redeem, or to offer to prepay or redeem, such notes with the proceeds of asset sales or the incurrence of Indebtedness; provided, that such provisions do not require any such prepayment, redemption or offer to prepay or redeem if (among other reasons prepayment is not required) such proceeds have been applied, inter alia, to reduce the Indebtedness and related Commitments under this Agreement), (b) that are not Guaranteed by Walden University, Inc., and are not Guaranteed by any other Subsidiary unless (i) such Subsidiary is a US Subsidiary that

Guarantees the Obligations pursuant to the US Guarantee and Collateral Agreement, (ii) such Guarantee is unsecured and (iii) such Guarantee provides for the release and termination thereof, without action by any party, upon any release and termination of the corresponding Guarantee of the Obligations and (c) that do not contain any financial maintenance covenants.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Walden Trademarks” has the meaning assigned to such term in the Walden Collateral Agreement.

“Preferred Stock” means with respect to any Person all Equity Interests of such Person that have a preference in liquidation or a preference with respect to the payment of dividends or distributions over any common Equity Interests of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Preferred Stock” means Preferred Stock that is not by its terms required to be redeemed or repurchased, at the option of any holder thereof, upon the occurrence of any event or otherwise, on any date prior to the date six months after the Maturity Date.

“Qualified Title IV Sales Transaction” means any transfer by a Subsidiary of Title IV Student Loans directly to one or more investors (and not through any conduit or similar entity) for cash in a non-recourse, true sale transaction. The “amount” of any Qualified Title IV Sales Transaction shall be deemed at any time to be the uncollected amount of the Title IV Student Loans sold pursuant to such Qualified Title IV Sales Transaction net of any such Title IV Student Loans that have been written off as uncollectible.

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant

Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Reference Banks” means, with respect to the LIBO Rate or the EURIBO Rate, the Facility Agent or such other bank or financial institution as may be appointed as such by the Facility Agent in consultation with the Company.

“Register” has the meaning set forth in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time.

“Responsible Officer” means the chief executive officer, president, chief operating officer, secretary or general counsel of the Company or any Financial Officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Exposure” means any US Tranche Revolving Exposure or Spanish Tranche Revolving Exposure.

“Revolving Borrowing” means any US Tranche Revolving Borrowing or Spanish Tranche Revolving Borrowing.

“Revolving Loan” means any US Tranche Revolving Loan or Spanish Tranche Revolving Loan.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and, as part of such arrangement, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.  The amount of any Sale-Leaseback Transaction as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency and such Interest Period as set forth on the applicable page of the Telerate Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Applicable Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable page of the Telerate Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Applicable Agent).

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the US Guarantee and Collateral Agreement.

“Seller Notes” means promissory notes of Foreign Subsidiaries issued to the sellers of Subsidiaries acquired prior to the Closing Date or in transactions on or after the Closing Date that constitute Permitted Acquisitions.

“Spanish Obligations” means the due and punctual payment by ICE of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to it, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by ICE under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of Spanish Tranche LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of ICE under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Spanish Tranche” has the meaning set forth in the definition of “Tranche”.

“Spanish Tranche Availability Period” means the period from and including the Spanish Tranche Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Spanish Tranche Borrower” means (a) ICE and (b) the Company.

“Spanish Tranche Commitment” means, with respect to each Spanish Tranche Lender, the commitment of such Spanish Tranche Lender to make Spanish Tranche Revolving Loans pursuant to Section 2.01(b) and acquire participations in Spanish Tranche Letters of Credit pursuant to Section 2.05(d), expressed as an amount representing the maximum aggregate amount of such Spanish Tranche Lender’s Spanish Tranche Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such Spanish Tranche Lender pursuant to Section 11.04.  The initial amount of each Spanish Tranche Lender’s Spanish Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Spanish Tranche Lender shall have assumed its Spanish Tranche Commitment, as the case may be.  The aggregate amount of Spanish Tranche Commitments on the Closing Date is US$100,000,000.

“Spanish Tranche Effective Date” means the first date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 11.02).

“Spanish Tranche LC Disbursement” means a payment made by the Issuing Bank pursuant to a Spanish Tranche Letter of Credit.

“Spanish Tranche LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Spanish Tranche Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of the amounts of all Spanish Tranche LC Disbursements that have not yet been reimbursed by or on behalf of ICE at such time.  The Spanish Tranche LC Exposure of any Spanish Tranche Lender at any time shall be such Spanish Tranche Lender’s Spanish Tranche Percentage of the total Spanish Tranche LC Exposure at such time.

“Spanish Tranche Lender” means a Lender with a Spanish Tranche Commitment or a Spanish Tranche Revolving Exposure.

“Spanish Tranche Lending Office” means, with respect to any Spanish Tranche Lender, the office(s) of such Lender (or an Affiliate of such Lender) specified as its “Spanish Tranche Lending Office(s)” on Schedule 2.01 or, as to any Person that becomes a Spanish Tranche Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Spanish Tranche Lending Office(s)” by notice to the Company and the Facility Agent.

A Spanish Tranche Lender may designate different Spanish Tranche Lending Offices for Loans to the Company and ICE.

“Spanish Tranche Letter of Credit” means a letter of credit issued by the Issuing Bank for the account of ICE pursuant to Section 2.05(a)(ii).

“Spanish Tranche Revolving Borrowing” means a Borrowing comprised of Spanish Tranche Revolving Loans.

“Spanish Tranche Revolving Exposure” means, with respect to any Spanish Tranche Lender at any time, the sum at such time, without duplication, of (a) the US Dollar Equivalents of such Spanish Tranche Lender’s outstanding Spanish Tranche Revolving Loans and (b) such Lender’s Spanish Tranche LC Exposure.

“Spanish Tranche Revolving Loans” means Loans made by a Spanish Tranche Lender pursuant to Section 2.01(b).  Each Spanish Tranche Revolving Loan denominated in US Dollars shall be a LIBOR Loan or an ABR Loan.  Each Spanish Tranche Revolving Loan denominated in an Alternative Currency (other than Euros) shall be a LIBOR Loan.  Each Spanish Tranche Revolving Loan denominated in Euros shall be a EURIBOR Loan.

“Spanish Tranche Percentage” means, with respect to any Spanish Tranche Lender at any time, the percentage of the aggregate Spanish Tranche Commitments represented by such Spanish Tranche Lender’s Spanish Tranche Commitment at such time; provided, that if the Spanish Tranche Commitments have terminated or expired, the Spanish Tranche Percentages shall be determined on the basis of the Spanish Tranche Commitments most recently in effect, giving effect to any assignments.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, reimbursement obligations in respect of LC Disbursements (including interest accrued thereon) and fees.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Facility Agent is subject, for LIBOR funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsequent Borrowings” has the meaning set forth in Section 2.08(e).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Subsidiary Credit Party” means any Subsidiary (other than ICE) that is a party to any Loan Document.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any US Tranche Lender at any time shall be such US Tranche Lender’s US Tranche Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Title IV Student Loans” means student loans made (and guaranteed by the US Department of Education or one or more State guaranty agencies) pursuant to

Title IV of the Higher Education Act of 1965 (Pub. L. 89-329) or related accounts receivable or interests therein.

“Total Indebtedness” means, as of any date and without duplication, the sum of (a) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Tranche” means a category of Commitments and extensions of credit thereunder.  For purposes hereof, each of the following shall comprise a separate Tranche: (a) the US Tranche Commitments, the US Tranche Revolving Loans, US Tranche Letters of Credit and the Swingline Loans (the “US Tranche”), and (b) the Spanish Tranche Commitments, the Spanish Tranche Revolving Loans and the Spanish Tranche Letters of Credit (the “Spanish Tranche”).

“Tranche Percentage” means, with respect to any Lender holding any US Tranche Commitment or Loan or Spanish Tranche Commitment or Loan, such Lender’s US Tranche Percentage or Spanish Tranche Percentage, as the case may be.

“Transactions” means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, the satisfaction of the Guarantee and Collateral Requirement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Alternate Base Rate.

“UDLA” means Universidad de las Americas, a wholly owned subsidiary of the Company.

“UDLA Mortgages” means (a) the mortgage dated as of November 30, 2000 between UDLA and Banco de Estado de Chile and (b) the mortgage dated as of March 10, 2003 between UDLA and Banco de Credit y Inversiones.

“UNAB” means Universidad Nacional Andres Bello, a wholly owned subsidiary of the Company.

“Unreimbursed Amount” has the meaning set forth in Section 2.05(e).

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Facility Agent pursuant to Section 1.05 using the applicable Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Guarantee and Collateral Agreement” means a Guarantee and Collateral Agreement substantially in the form of Exhibit E-1.

“US Material Subsidiary” means any Material Subsidiary that is a US Subsidiary.  As of the US Tranche Effective Date, the following US Subsidiaries are US Material Subsidiaries: (i) The Canter Group of Companies, a California corporation; (ii) Canter and Associates, Inc., a Delaware corporation; (iii) Walden e-Learning, Inc., a Delaware corporation, (iv) Post-Secondary Education Acquisition Corporation, a Delaware corporation, and (v) Walden University, Inc., a Florida corporation.

“US Obligations” means (a) the due and punctual payment by the Company of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of US Tranche LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Company under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment and performance of all the obligations of each other Credit Party under or pursuant to this Agreement and each of the other Loan Documents.

“US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“US Tranche” has the meaning set forth in the definition of “Tranche”.

“US Tranche Availability Period” means the period from and including the US Tranche Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans pursuant to Section 2.01(a) and to acquire participations in Swingline Loans and US Tranche Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such US Tranche Lender pursuant to Section 11.04.  The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as the case may be.  The aggregate amount of US Tranche Commitments on the Closing Date is US$150,000,000.

“US Tranche Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“US Tranche LC Disbursement” means a payment made by the Issuing Bank pursuant to a US Tranche Letter of Credit.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amounts of all outstanding US Tranche Letters of Credit at such time plus (b) the aggregate amount of all US Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The US Tranche LC Exposure of any US Tranche Lender at any time shall be such US Tranche Lender’s US Tranche Percentage of the total US Tranche LC Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment or a US Tranche Revolving Exposure.

“US Tranche Lending Office” means, with respect to any US Tranche Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “US Tranche Lending Office” on Schedule 2.01 or, as to any Person that becomes a US Tranche Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “US Tranche Lending Office” by notice to the Company and the Facility Agent.

“US Tranche Letter of Credit” means a letter of credit issued by the Issuing Bank for the account of the Company pursuant to Section 2.05(a)(i) and each Existing Letter of Credit.

“US Tranche Percentage” means, with respect to any US Tranche Lender at any time, the percentage of the aggregate US Tranche Commitments represented by such US Tranche Lender’s US Tranche Commitment at such time; provided, that if the

US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined on the basis of the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Exposure” means, with respect to any US Tranche Lender at any time, the aggregate amount of (a) such US Tranche Lender’s outstanding US Tranche Revolving Loans, (b) such US Tranche Lender’s US Tranche LC Exposure and (c) such US Tranche Lender’s Swingline Exposure.

“US Tranche Revolving Loans” means Loans made by a US Tranche Lender pursuant to Section 2.01(a).  Each US Tranche Revolving Loan shall be a LIBOR Loan or an ABR Loan.

“VAT” means value added tax or any other similar Tax.

“Walden Collateral Agreement” means a Collateral Agreement substantially in the form of Exhibit E-3.

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares) are owned, directly or indirectly, by the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “US Tranche LIBOR Loan”) or by Class and Type (e.g., a “US Tranche LIBOR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “US Tranche LIBOR Borrowing”) or by Class and Type (e.g., a “US Tranche LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document or statute herein shall be construed as referring to such agreement, instrument, other document or statute as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) each capitalized term used but not defined in any Schedule to this Agreement shall have the meaning assigned to such term in this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Facility Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

SECTION 1.05. Currency Translation.  The Facility Agent shall (A) determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for the applicable currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this paragraph and (B) notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing.  The Facility Agent shall determine the Exchange Rate in relation to US Dollars for each currency in which Letters of Credit may be issued under the Spanish Tranche on the last Business Day of each calendar quarter, and the Exchange Rates so determined shall be the Exchange Rates used to determine the Spanish Tranche LC Exposure until the next required determination of such Exchange Rates pursuant to this paragraph.

ARTICLE II

The Credits

SECTION 2.01. Commitments.  (a) US Tranche Commitments.  Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans denominated in US Dollars to the Company from time to time during the US Tranche Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate US Tranche Revolving Exposures exceeding the aggregate US Tranche Commitments or (ii) the US Tranche Revolving Exposure of any Lender exceeding its US Tranche Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow US Tranche Revolving Loans.

(b)  Spanish Tranche Commitments.  Subject to the terms and conditions set forth herein, each Spanish Tranche Lender agrees to make Spanish Tranche Revolving Loans from time to time during the Spanish Tranche Availability Period, (i) to ICE in Alternative Currencies and (ii) to the Company in US Dollars, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate Spanish Tranche Revolving Exposures exceeding the aggregate Spanish Tranche Commitments or (B) the Spanish Tranche Revolving Exposure of any Lender exceeding its Spanish Tranche Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Spanish Tranche Borrowers may borrow, repay and reborrow Spanish Tranche Revolving Loans.

SECTION 2.02. Loans and Borrowings.   (a) Each US Tranche Revolving Loan shall be made as part of a US Tranche Revolving Borrowing consisting of US Tranche Revolving Loans of the same Type made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments.  Each Spanish Tranche Revolving Loan shall be made as part of a Spanish Tranche Revolving Borrowing consisting of Spanish Tranche Revolving Loans of the same Type and currency made by the Spanish Tranche Lenders ratably in accordance with their respective Spanish Tranche Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.13, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of LIBOR Loans or ABR Loans, (ii) each Revolving Borrowing denominated in an Alternative Currency (other than Euros) shall be comprised entirely of LIBOR Loans and (iii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$500,000; provided that an ABR Revolving Borrowing under any Tranche may be in an aggregate amount that is equal to the entire unused balance of the Commitments under such Tranche or that is required to finance the reimbursement of a US Tranche LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$3,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) eight US Tranche LIBOR Revolving Borrowings outstanding or (ii) five Spanish Tranche Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.  To request a Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telecopy of a written Borrowing Request in the form of Exhibit A or any other form approved by the Applicable Agent and signed by a Responsible Officer of the Company (or, in the case of the Facility Agent, by telephone confirmed promptly by hand delivery or telecopy to the Facility Agent of a written Borrowing Request in the form of Exhibit A or any other form approved by the Facility Agent and signed by a Responsible Officer of the Company) (a) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day prior to the date of the proposed Borrowing.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) whether the requested Borrowing is to be a US Tranche Revolving Borrowing or a Spanish Tranche Revolving Borrowing;

(iii) the currency and the aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) the Type of such Borrowing;

(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the Applicable Funding Account.

If no currency is specified by ICE with respect to any requested LIBOR Borrowing, it shall be deemed to have selected Euros.  If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (B) in the case of Borrowing denominated in an Alternative Currency (other than Euros), a LIBOR Borrowing and (C) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to the Company, from time to time during the US Tranche Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$10,000,000, (ii) the aggregate amount of the US Tranche Revolving Exposures exceeding the aggregate amount of the US Tranche Commitments or (iii) the US Tranche Revolving Exposure of any Lender exceeding its US Tranche Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Company shall notify the Facility Agent of such request by telephone (confirmed by telecopy signed by a Responsible Officer of the Company), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Facility Agent will promptly advise the Swingline Lender of any such notice received from the Company.  The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the Applicable Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an US Tranche LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Facility Agent not later than 10:00 a.m., New York City time, on any Business Day require the US Tranche Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the US Tranche Lenders will participate.  Promptly upon receipt of such notice, the Facility Agent will give notice thereof to each US Tranche Lender, specifying in such notice such US Tranche Lender’s US Tranche Percentage of such Swingline Loan or Loans.  Each US Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Facility Agent, for the account of the Swingline Lender, such Lender’s US Tranche Percentage of such Swingline Loan or Loans.  Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the US Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each US Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such US Tranche Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Lenders), and the Facility Agent shall promptly pay to the Swingline Lender the amounts so received by it from the US Tranche Lenders.  The Facility Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Facility Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Facility Agent; any such amounts received by the Facility Agent shall be promptly remitted by the Facility Agent to the US Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Facility Agent, as applicable, if and to the extent such payment is required to be refunded to a Credit Party for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.05. Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, (i) the Company may request the issuance of US Tranche Letters of Credit denominated in US Dollars for its own account (or the amendment, renewal or extension of outstanding US Tranche Letters of Credit) at any time and from time to time during the US Tranche Availability Period and (ii) ICE may request the issuance of Spanish Tranche Letters of Credit denominated in Euro, Sterling or any Alternative Currency in which the Issuing Bank shall have agreed to issue Spanish Tranche Letters of Credit for its own account (or the amendment, renewal or extension of outstanding Spanish Tranche Letters of Credit) at any time and from time to time during the Spanish Tranche Availability Period, in each case, in a form reasonably acceptable to the Facility Agent and the Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  From and after the US Tranche Effective Date, each Existing Letter of Credit, as set forth in Schedule 2.05, shall be deemed to be a US Tranche Letter of Credit for all purposes hereof and shall be deemed to have been issued hereunder on the US Tranche Effective Date.  Any Lender that issued an Existing Letter of Credit shall have the rights of an Issuing Bank as to such Letter of Credit for purposes of this Section 2.05.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Facility Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, and in any event not fewer than five Business Days in advance of the issuance, amendment, renewal or extension of any Spanish Tranche Letter of Credit unless the Issuing Bank shall agree to a shorter period) a notice signed by a Responsible Officer of the Company requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (in the case of a Spanish Tranche Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) in the case of a US Tranche Letter of Credit, (A) the sum of the US Tranche LC Exposures and the Spanish Tranche LC Exposures shall not exceed US$35,000,000, (B) the aggregate amount of the US Tranche Revolving Exposures shall not exceed the aggregate amount of the US Tranche Commitments and (C) the US Tranche Revolving Exposure of each Lender shall not exceed such Lender’s US Tranche Commitment and (ii) in the case of a Spanish Tranche Letter of Credit, (A) the Spanish Tranche LC Exposure shall not exceed US$17,500,000, (B) the sum of the Spanish Tranche LC Exposures and the US Tranche LC Exposures shall not exceed US$35,000,000, (C) the aggregate amount of the Spanish Tranche Revolving Exposures shall not exceed the aggregate amount of the Spanish Tranche Commitments and (D) the Spanish Tranche Revolving Exposure of each Lender shall not exceed such Lender’s Spanish Tranche Commitment.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that at the request of a Borrower any Letter of Credit may contain customary “evergreen” provisions pursuant to which such Letter of Credit will, in the absence of a notice given by the Issuing Bank, be automatically renewed (but in no event beyond the date that is five Business Days prior to the Maturity Date) for successive one-year periods.

(d)  Participations.  By the issuance of a US Tranche Letter of Credit or a Spanish Tranche Letter of Credit (or an amendment to any such Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the applicable Lenders, the Issuing Bank hereby grants to each US Tranche Lender or Spanish Tranche Lender, respectively, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s applicable Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Facility Agent, for the account of the Issuing Bank, such Lender’s applicable Tranche Percentage of each LC Disbursement made by the Issuing Bank under such Tranche and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded under such Tranche to the applicable Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  On the US Tranche Effective Date and without any further action by any party hereto, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each US Tranche Lender, and each US Tranche Lender shall be deemed to have acquired from such Issuing Bank, a participation in each such Existing Letter of Credit in accordance with the foregoing provisions of this paragraph.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Facility Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day next following the Business Day on which such Borrower receives such notice; provided that, if such LC Disbursement is a US Tranche LC Disbursement, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the applicable Borrower fails to make such payment when due, the Facility Agent shall notify each applicable Lender of such LC Disbursement, the payment then required to be made to the Issuing Bank in respect thereof (the “Unreimbursed Amount”) and such Lender’s applicable Tranche Percentage thereof.  Promptly following receipt of such notice, each applicable Lender shall pay to the Facility Agent its applicable Tranche Percentage of the Unreimbursed Amount, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Facility Agent shall promptly pay to the Issuing Bank the amounts so received by it from the applicable Lenders.  Promptly following receipt by the Facility Agent of any payment from a Borrower pursuant to this paragraph, the Facility Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above)

shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder.  None of the Facility Agent, the Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Facility Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full, by 12:00 noon, New York City time, on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at (i) in the case of a US Tranche Letter of Credit, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of a Spanish Tranche Letter of Credit, a rate per annum reasonably determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to be its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Facility Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Facility Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (including the right to receive fees under Section 2.11(b)), but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Facility Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit (“Cash Collateralize”) in an account with the Facility Agent, in the name of the Facility Agent and for the benefit of the applicable Lenders and the Issuing Bank, an amount in cash equal to the sum of the US Tranche LC Exposure and 105% of the Spanish Tranche LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article 7.  Amounts payable under the preceding sentence shall be payable in the currency of each applicable Letter of Credit and LC Disbursement.  Each such deposit shall be held by the Facility Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Facility Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Facility Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Monies in such account shall be applied by the Facility Agent to reimburse the Issuing Bank for LC Disbursements with respect to Letters of Credit issued for the account of the applicable Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of US Tranche Lenders or Spanish Tranche Lenders, as the case may be, with US Tranche LC Exposures or Spanish Tranche LC Exposures representing more than 50% of the aggregate amount of US Tranche LC Exposure or Spanish Tranche LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Facility Agent to the Issuing Bank.

(b)  Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.

SECTION 2.07. Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by telecopy (or, in the case of the Facility Agent, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Facility Agent of a written Interest Election Request in a form approved by the Facility Agent and signed by a Responsible Officer of the Company, on behalf of the applicable Borrower.  Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available to such Borrower under the Class of Commitments pursuant to which such Borrowing was made.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a LIBOR Borrowing denominated in US Dollars, be converted to an ABR Borrowing, (ii) in the case of any other LIBOR Borrowing or a EURIBOR Borrowing, become due and payable on the last day of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Facility Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Revolving Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination, Reduction and Increase of Commitments.   (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans or Swingline Loans in accordance with Section 2.10, the aggregate amount of US Revolving Exposures would exceed the aggregate amount of US Tranche Commitments, and (iii) the Company shall not terminate or reduce the Spanish Tranche Commitments if, after giving effect to any concurrent prepayment of the Spanish Tranche Revolving Loans in accordance with Section 2.10, the aggregate amount of Spanish Tranche Exposures would exceed the aggregate amount of Spanish Tranche Commitments.

(c)  The Company shall notify the Facility Agent of any election to terminate or reduce the Commitments under any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Facility Agent shall advise the London Agent and the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Facility Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments under any Tranche shall be permanent.  Each reduction of the Commitments under any Tranche shall be made ratably among the applicable Lenders in accordance with their Commitments under such Tranche.

(d)  The Company may at any time and from time to time, by written notice to the Facility Agent (which shall promptly deliver a copy to each of the Lenders), request that the aggregate US Tranche Commitments and/or the aggregate Spanish Tranche Commitments be increased by an amount not greater than US$100,000,000 in the aggregate for all such increases during the term of this Agreement and not less than US$25,000,000 (or any portion of such US$100,000,000 aggregate amount remaining unused) for any such increase.  Such notice shall set forth the amount of the requested increase in the applicable Commitments and the date on which such increase is requested to become effective (which shall be not less than 45 days or more than 90 days after the date of such notice), and shall offer each US Tranche Lender or Spanish Tranche Lender, as the case may be, the opportunity to increase its applicable Commitment by its US Tranche Percentage or Spanish Tranche Percentage, as the case may be, of the proposed increased amount.  Each US Tranche Lender or Spanish Tranche Lender shall, by notice to the Company and the Facility Agent given not more than 20 days after the date of the Company’s notice, either agree to increase its applicable Commitment by all or a portion of the offered amount (each Lender so agreeing being called an “Increasing Lender”) or decline to increase its Commitment (and any Lender that does not deliver such a notice within such period of 20 days shall be deemed to have declined to increase its Commitment) (each Lender so declining or deemed to have declined being called a “Non-Increasing Lender”).  No Lender shall have any obligation hereunder to become an Increasing Lender and any election to do so shall be in the sole discretion of each Lender.  In the event that, on the 20th day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the applicable Lenders shall have agreed pursuant to the preceding sentence to increase their applicable Commitments by an aggregate amount less than the total increase requested by the Company, the Company may arrange for one or more Lenders or other financial institutions (any such Lender or other financial institution referred to in this paragraph (a) being called an “Augmenting Lender”) to extend Commitments of the applicable Class or increase their existing applicable Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Facility Agent (which approval shall not be unreasonably withheld) and each Augmenting Lender shall execute all such documentation as the Facility Agent shall specify to evidence its Commitment and its status as a Lender hereunder.  Increases and new Commitments created pursuant to this paragraph shall become effective on the date specified in the notice delivered by the Borrower pursuant to the first sentence of this paragraph.  Notwithstanding the foregoing, no increase in the

Commitments of either Class shall become effective under this paragraph unless, (i) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.03 shall be satisfied and the Facility Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) the Facility Agent shall have received documents consistent with those delivered under clauses (c), (d) and (e) of Section 4.01 as to the corporate power and authority of the applicable Borrower to borrow hereunder and as to the enforceability of this Agreement after giving effect to such increase.

(e)  On the effective date (the “Increase Effective Date”) of any increase in the Commitments of either Class pursuant to paragraph (d) above (a “Commitment Increase”), (i) the aggregate principal amount of the Revolving Loans of such Class outstanding (the “Initial Loans”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender and each Augmenting Lender that shall have been a US Tranche Lender or Spanish Tranche Lender, as the case may be, prior to the Commitment Increase shall pay to the Facility Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, (iii) each Augmenting Lender that shall not have been a US Tranche Lender or Spanish Tranche Lender, as the case may be, prior to the Commitment Increase shall pay to Facility Agent in same day funds an amount equal to the product of (1) such Augmenting Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, (iv) after the Facility Agent receives the funds specified in clauses (ii) and (iii) above, the Facility Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, and (B) the product of (1) such Non-Increasing Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Commitment Increase, the applicable Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Facility Agent in accordance with Section 2.03, (vi) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Borrower shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans.  The deemed payments made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

SECTION 2.09. Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date.  The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars is made to the Company, the Company shall repay all outstanding Swingline Loans.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Facility Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The London Agent shall furnish to the Facility Agent, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing, information with respect thereto that will enable the Facility Agent to maintain the accounts referred to in the preceding sentence.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  For the purposes of article 572 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties to this Agreement expressly agree that the exact amount due at any time from ICE to any Lender will be the amount specified in a certificate issued by the Facility Agent as representative of such Lender or by such Lender with respect to the amount owed to such Lender and reflecting the balance of the accounts referred to in paragraphs (c) and (d) above.  For purposes of Spanish law, the amount so specified will be considered as liquid, due and payable, provided that the relevant certificate has been formalized in a public deed (documento fehaciente) authorized by a Spanish notary public who will certify that the calculation of the balance has been made consistently with the procedure agreed by the parties to this Agreement.

(f)  As a consequence of paragraphs (b) through (e) above, enforcement against ICE may be initiated in Spain if all or any portion of the Spanish Obligations has been declared immediately due and payable pursuant to this Agreement, by presenting:

(i) the first authorized copy of the notarized deed formalizing this Agreement issued by a Spanish notary public or an original of this Agreement executed as a notarial deed attested to by a Spanish notary public;

(ii) the public deed which incorporates the certificate issued by the Facility Agent or by any Lender referred to in paragraph (e) above, setting forth the total amount owed by ICE and confirming that the computation of such amount has been made consistent with the procedure agreed upon by the parties in this Section;

(iii) an excerpt of the credits and debits which appear in the relevant accounts referred to in paragraphs (c) and (d) above; and

(iv) a document evidencing that ICE has been served notice of the amount due and payable.

(g)  Any Lender may request that US Tranche Revolving Loans made by it be evidenced by a promissory note.  In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Facility Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.  (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b)  If the aggregate Exposures under the Spanish Tranche shall exceed the aggregate Commitments under such Tranche, then on the last day of any Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing under such Tranche, the applicable Borrower or Borrowers shall prepay Loans under such Tranche in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of such LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing.  If on any date the aggregate amount of the Exposures under the Spanish Tranche shall exceed 105% of the aggregate Commitments under such Tranche, then the applicable Borrower or Borrowers shall, not later than the third Business Day following such date, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess.

(c)  The Borrowers will prepay the Loans with proceeds of assets sold or Indebtedness incurred by the Company and the Subsidiaries and make corresponding reductions of  the Commitments at such times and in such amounts, if any, as shall be necessary in order that the Company shall not be required under the terms of any indenture or other agreement or instrument governing any Permitted Subordinated Notes or Permitted Unsecured Notes to prepay or redeem, or offer to prepay or redeem, such Permitted Subordinated Notes or Permitted Unsecured Notes with such proceeds.  It is agreed that nothing in this paragraph shall prohibit the reinvestment of proceeds of assets sold or Indebtedness incurred in assets used or useful in the business of the Company and the Subsidiaries if such reinvestment will avoid any requirement that the Company prepay or redeem, or offer to prepay or redeem, any Permitted Subordinated Notes or Permitted Unsecured Notes.

(d)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e)  The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by a telecopy notice signed by a Financial Officer of the Company of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) or (c) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, four Business days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) or (c) above, as soon thereafter as practicable) and (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) any break funding payments pursuant to Section 2.15.

SECTION 2.11. Fees.  (a) The Company agrees to pay to the Facility Agent, in US Dollars, for the account of each Lender, a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount (determined, in the case of the Spanish Tranche Commitments, on the basis of the US Dollar Equivalents of the outstanding Spanish Tranche Revolving Loans) of each of the Commitments of such

Lender during the period from and including the Closing Date to but excluding the date on which the last of such Commitments terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which all the Commitments shall have terminated, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees with respect to the Commitments, a US Tranche Commitment or a Spanish Tranche Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender under such Tranche (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  Each Borrower agrees to pay (i) to the Facility Agent for the account of (A) in the case of the Company, each US Tranche Lender and (B) in the case of ICE, each Spanish Tranche Lender, a participation fee with respect to such Lender’s participations in Letters of Credit under the US Tranche or the Spanish Tranche, as applicable, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR or EURIBOR Revolving Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) under the applicable Tranche during the period from and including the US Tranche Effective Date to but excluding the later of the date on which such Lender’s Commitment under the applicable Tranche terminates and the date on which such Lender ceases to have any LC Exposure under the applicable Tranche, and (ii) to the Issuing Bank in respect of (A) in the case of the Company, the US Tranche LC Exposure and (B) in the case of ICE, the Spanish Tranche LC Exposure, a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure under such Tranche (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the US Tranche Effective Date to but excluding the later of the date of termination of all Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued or becoming payable in respect of Letters of Credit issued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the US Tranche Effective Date; provided that all such fees with respect to a Tranche shall be payable on the date on which the Commitments under such Tranche terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Agents.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Facility Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution (i) in the case of commitment fees, to the Lenders and (ii) in the case of the participation fees, to the US Tranche Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Revolving Loans comprising each LIBOR Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  The Revolving Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan prior to the end of the US Tranche Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan or EURIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All interest shall be payable in the currency in which the applicable Loan is denominated.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall each be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted LIBO Rate, Adjusted EURIBO Rate or Alternate Base Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Borrowing denominated in any currency or a EURIBOR Borrowing denominated in Euros:

(i) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

(ii) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate or EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any affected Revolving Borrowing to, or continuation of any affected Revolving Borrowing as, a LIBOR Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Borrowing Request for an affected LIBOR Borrowing or a EURIBOR Borrowing shall be ineffective.

SECTION 2.14. Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender, the Issuing Bank or the London or European interbank market any other condition affecting this Agreement or LIBOR Loans or EURIBOR Loans made by such Lender or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or EURIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan or any EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or any EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or any EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith) or (d) the assignment of any LIBOR Loan or any EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18 or the CAM

Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan or a EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.  (a) Any and all payments by or on account of any obligation of a Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, each Lender and the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Each relevant Credit Party shall indemnify each Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, surcharges, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Facility Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(e)  Any Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Facility Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided that, except in the case of exemptions from or reductions of withholding taxes (i) under the laws of the United States of America or (ii) for which such Lender is eligible on the date it becomes a party to this Agreement, such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation.  Each Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Company.

(f)  Value Added Tax.  All amounts payable by any Credit Party to the Agents, the Lenders or the Issuing Bank shall be deemed to be exclusive of any VAT.  If VAT is payable on any amount paid to the Agents, the Lenders or the Issuing Bank by any Credit Party, the Borrower or such Credit Party shall pay to the Agents, the Lenders or the Issuing Bank an amount equal to the amount of the VAT.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Applicable Agent for the account of the Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein shall be made directly to such parties and payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 11.03 shall be made directly to the Persons entitled thereto.  The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b)  If at any time insufficient funds are received by the Agents from any Borrower (or from the Company as guarantor of the Obligations of such Borrower pursuant to Article X) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.  It is expressly agreed that the receipt by the Facility Agent or any Lender of any payment of principal of any Loans without an express reservation of the right to collect any interest accrued thereon will not terminate the obligation of the applicable Borrower with respect to such interest.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its US Tranche Revolving Loans, Spanish Tranche Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its US Tranche Revolving Loans, Spanish Tranche Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the US Tranche Revolving Loans, Spanish Tranche Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of their respective US Tranche Revolving Loans, Spanish Tranche Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)  Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 11.03(c) then the Facility Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by any Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.14 or 2.19, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Borrower is required to pay any additional interest to any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (i) any Lender requests compensation under Section 2.14 or 2.19, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Credit Party is required to pay any additional interest to any Lender pursuant to Section 2.19 or (iv) any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Borrower shall have received the prior written consent of the Facility Agent (and, if a US Tranche Commitment is being assigned, the Issuing Bank), which consent, in each case, shall not be unreasonably withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.19 or payments required to be made pursuant to Section 2.16 or additional interest required pursuant to Section 2.19, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Foreign Subsidiary Costs.  (a) If the cost to any Lender of making or maintaining any Loan to ICE is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that ICE is incorporated in, or conducts business in, a jurisdiction outside the United States of America, ICE shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Facility Agent).  A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b)  Each Lender will promptly notify the Company and the Facility Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

SECTION 2.20. Redenomination of Certain Alternative Currencies.  (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this

Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the London Agent (in consultation with the Company) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers.  Each Borrower and each Material Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in its jurisdiction of organization) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions to be entered into by each Credit Party will be, when entered into and at all times thereafter, within such Credit Party’s corporate or other organizational powers and will have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equity holder action.  This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Borrower or Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with or other action by any Governmental Authority, except (i) such consents, approvals, registrations, or filings as have been obtained or made and are in full force and effect; (ii) filings necessary to perfect Liens created under the Loan Documents; (iii) in the case of

Transactions applicable to the Spanish Tranche (other than in respect of the Deferred Collateral Requirement), such consents, approvals, registrations, or filings as will have been obtained or made and will be in full force and effect as of the Spanish Tranche Effective Date; and (iv) in the case of Transactions required for the satisfaction of the Deferred Collateral Requirement, such consents, approvals, registrations, or filings as will have been obtained or made and will be in full force and effect as of the date (if any) on which such requirement is satisfied, (b) when entered into and at all times thereafter, will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of either Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon either Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by either Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of either Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheets and its consolidated statements of operations, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2006, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Except as disclosed in the financial statements referred to in paragraph (a) above or the notes thereto or in the Information Memorandum, after giving effect to the Transactions, none of the Company or the Subsidiaries has, as of the US Tranche Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(c)  Since December 31, 2005, there has been no material adverse change in the business, assets, operations, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties.  (a) The Company and the Subsidiaries have good title to, or valid leasehold interests in, all their real and personal property, except for defects that do not interfere with their ability to conduct their businesses as currently conducted and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)  The Company and the Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their businesses, and the use thereof by the Company and the Subsidiaries do not infringe upon the rights of any other Person, except for infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of either Borrower, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements.  The Borrower and the Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to them or their property and all agreements and other instruments binding upon them or their property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status.  Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  The Borrower and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Subsidiary, has set aside on its books reserves as required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of

Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries and Joint Ventures.  Schedule 3.12 sets forth (a) the name and jurisdiction of organization of, and the ownership interest of the Company and the Subsidiaries in (i) each Subsidiary of the Company and (ii) each joint venture in which the Company or any Subsidiary holds an Equity Interest, in each case as of the Closing Date, and identifies as of the Closing Date (iii) each Material Subsidiary and (iv) each Subsidiary that is required to be a Subsidiary Credit Party in order for the Guarantee and Collateral Requirement to be satisfied.

SECTION 3.13. Solvency.  Immediately after the consummation of the Transactions to occur on each of the US Tranche Effective Date and the Spanish Tranche Effective Date and immediately following the making of each Loan made on each such Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the US Tranche Effective Date.

SECTION 3.14. Collateral Matters.  (a) When executed and delivered, the US Guarantee and Collateral Agreement and the Walden Collateral Agreement will be effective to create in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties a valid and enforceable security interest in the Collateral (as defined in each such agreement) and (i) when the Collateral (as defined in the US Guarantee and Collateral Agreement) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent under the US Guarantee and Collateral Agreement together with instruments of transfer duly endorsed in blank, the US Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the US Guarantee and Collateral Agreement and the Walden Collateral Agreement will each constitute a fully perfected Lien on and security interest in all right, title and interest of the Credit Parties in the Collateral (as defined in each such agreement) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens expressly permitted by Section 6.02.

(b)  Upon the recordation of the Walden Collateral Agreement or a memorandum of such Agreement with the United States Patent and Trademark Office, the Lien created under the Walden Collateral Agreement will constitute a fully perfected Lien on all right, title and interest of the Credit Parties in the Pledged Walden Trademarks in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, subject to Liens permitted under Section 6.02.

(c)  Each Credit Support Document other than the US Guarantee and Collateral Agreement and the Walden Collateral Agreement that purports to create a security interest in any Collateral, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected Lien on and security interest in all right, title and interest of the applicable Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens expressly permitted by Section 6.02.

ARTICLE IV

Conditions

SECTION 4.01. US Tranche Effective Date.  The obligations of the US Tranche Lenders to make US Tranche Revolving Loans and of the Issuing Bank to issue US Tranche Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Facility Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Facility Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Facility Agent shall have received favorable written opinions (addressed to the Agents and the Lenders and dated the US Tranche Effective Date) of (i) DLA Piper Rudnick Gray Cary US LLP, counsel for the Credit

Parties, substantially in the form of Exhibit D-1, (ii) Houthoff Buruma, Dutch counsel for the Company, substantially in the form of Exhibit D-2 and (iii) Robert W. Zentz, General Counsel of the Company, substantially in the form of Exhibit D-3.  The applicable Credit Parties hereby request such counsel to deliver such opinions.

(c) The Facility Agent shall have received such documents as the Facility Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Company and each Subsidiary party to a Credit Support Document applicable to the US Tranche (such Subsidiaries, together with the Company, the “US Tranche Credit Parties” and such documents, together with this Agreement, the “US Tranche Credit Documents”) (ii) the authorization of the Transactions applicable to the US Tranche and (iii) any other legal matters relating to the US Tranche Credit Parties, the US Tranche Credit Documents or the Transactions referred to above, all in form and substance satisfactory to the Facility Agent and its counsel.

(d) The Facility Agent shall have received a certificate, dated the US Tranche Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 and paragraphs (e) and (g) of this Section.

(e) The Guarantee and Collateral Requirement (other than the requirements set forth in clauses (a)(iv), (a)(v), (a)(vi), (a)(vii), (a)(viii), (a)(ix) and (a)(x) of the definition of such term, in clause (b) of the definition of such term to the extent applicable to Equity Interests of any Subsidiary owned directly by Fleet Street IU USA, Laureate I BV, ICE or any other Foreign Subsidiary, in clause (c) of the definition of such term to the extent applicable to Indebtedness owed to ICE, in clause (d) of the definition of such term to the extent applicable to any Foreign Pledge Agreement (other than the Fleet Street IU Netherlands Pledge Agreement (Company)), or in clause (e) of the definition of such term to the extent applicable to requirements referred to above in this parenthetical) shall be satisfied.

(f) The Facility Agent shall have received a completed Perfection Certificate dated the US Tranche Effective Date and signed by a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Company and each US Material Subsidiary in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g) The Facility Agent shall have received all fees and other amounts due and payable on or prior to the US Tranche Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

(h) The Existing Credit Agreement and the commitments thereunder shall have been terminated, the loans and other amounts outstanding or payable thereunder shall have been paid in full and all letters of credit outstanding thereunder shall have expired or been terminated or arrangements shall have been made for such letters of credit to become Existing Letters of Credit.

(i) The Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Facility Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Facility Agent shall notify the Company and the Lenders of the US Tranche Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make US Tranche Revolving Loans and of the Issuing Bank to issue US Tranche Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 5:00 p.m., New York City time, on August 18, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Spanish Tranche Effective Date. The obligations of the Spanish Tranche Lenders to make Spanish Tranche Revolving Loans and of the Issuing Bank to issue Spanish Tranche Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) Each of the conditions set forth in Section 4.01 shall be satisfied (or waived in accordance with Section 11.02).

(b) The Facility Agent shall have received favorable written opinions (addressed to the Agents and the Lenders and dated the Spanish Tranche Effective Date) of (i) Houthoff Buruma, Dutch counsel for the Company, in a form reasonably acceptable to the Facility Agent, (ii) Gómez-Acebo & Pombo Abogados, S.L., Spanish counsel for the Company and ICE, in a form reasonably acceptable to the Facility Agent and (iii) counsel for each Designated Foreign Subsidiary Holding Company, in a form reasonably acceptable to the Facility Agent. The applicable Credit Parties hereby request such counsel to deliver such opinions.

(c) The Facility Agent shall have received such documents (other than those relating to the pledge required by the Deferred Collateral Requirement) as the Facility Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Facility Agent and its counsel.

(d) The Facility Agent shall have received a certificate, dated the Spanish Tranche Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 and paragraphs (e) and (f) of this Section.

(e) The Guarantee and Collateral Requirement (other than the requirements of such term that constitute the Deferred Collateral Requirement) shall be satisfied.

(f) The Facility Agent shall have received all fees and other amounts due and payable on or prior to the Spanish Tranche Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

(g) The Facility Agent shall have received (i) a copy of the financial transaction number (“Número de Operación Financiera” or “N.O.F.”) assigned by the Bank of Spain to the credit facility established hereby and (ii) a copy of the PE-1 form stamped with the seal of the Bank of Spain.

The Facility Agent shall notify the Company and the Lenders of the Spanish Tranche Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Spanish Tranche Revolving Loans and of the Issuing Bank to issue Spanish Tranche Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 5:00 p.m., New York City time, on September 30, 2006 or such later date no later than 30 days thereafter as the Facility Agent shall agree (and, in the event such conditions are not so satisfied or waived, the Spanish Tranche Commitments shall terminate at such time).

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Facility Agent and each Lender:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheets and its consolidated statements of operations, stockholders equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheets and its consolidated statements of operations, stockholders equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within three Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12 (including an identification of the Excluded Subsidiaries), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) in the case of any certificate delivered in connection with financial statements delivered under clause (a) above, setting forth the Company’s Consolidated Tangible Assets as of the end of the fiscal year to which such statements relate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Facility Agent or any Lender (through the Facility Agent) may reasonably request.

Information required to be delivered pursuant to paragraph (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Facility Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Company shall have notified the Facility Agent of such availability; provided that the Company shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Facility Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Facility Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding US$5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a)  The Company will furnish to the Facility Agent prompt written notice of any change (i) in any Credit Party’s legal name, as reflected in its organization documents, (ii) in any Credit Party’s jurisdiction of organization or corporate or other organizational structure and (iii) in any Credit Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization. The Company also agrees to promptly provide to the Facility Agent certified organizational documents reflecting any of the changes described in the preceding sentence. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), the Company shall deliver to the Facility Agent a certificate of a Financial Officer of the Company (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the US Tranche Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction to the extent necessary to protect and perfect the security interests under the Credit Support Agreements for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation or similar statements to be filed within such period).

SECTION 5.04. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (including all accreditations of  educational institutions operated by it to the extent the loss of one or more such accreditations would materially affect the ability of the Company or any Material Subsidiary to conduct its business and operations as presently conducted or could reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Company will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Company will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Company will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Company will furnish to the Lenders, upon request of the Facility Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Facility Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.09. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit will be used only for the purposes set forth in the recitals to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any Margin Stock (as defined in Regulation U of the Board), to extend credit to others for the purpose of purchasing or carrying Margin Stock, or to refund Indebtedness originally incurred for any such purpose, or for any other purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.11. Subsidiaries. (a)  The Company will cause each Operating Subsidiary organized in a country other than the United States of America at all times to be owned either (i) directly by ICE or (ii) directly or indirectly by a Holding Company Subsidiary.

(b)  If (A) at any time after the US Tranche Effective Date (i) any Subsidiary shall be formed or acquired that constitutes a US Material Subsidiary, (ii) any Subsidiary not previously a US Material Subsidiary shall become a US Material Subsidiary, (iii) any Subsidiary shall be formed or acquired the Equity Interests of which are owned by the Company or any US Material Subsidiary or (iv) any Subsidiary shall be formed or acquired that directly or indirectly owns any Equity Interest in ICE, or (B) at any time after the Spanish Tranche Effective Date (i) any Subsidiary shall be formed or acquired that constitutes a Designated Foreign Subsidiary Holding Company, (ii) any Subsidiary not previously a Designated Foreign Subsidiary Holding Company shall become a Designated Foreign Subsidiary Holding Company or (iii) any Subsidiary shall be formed or acquired the Equity Interests of which are owned by ICE, the Company will promptly notify the Facility Agent and the Lenders thereof and will cause the Guarantee and Collateral Requirement, to the extent applicable, to be satisfied with respect to such Subsidiary within 30 days (or, in the event such satisfaction cannot reasonably be accomplished within 30 days, then within such longer period, not to exceed 90 days, as may be reasonably required) after such Subsidiary is formed or acquired or becomes a US Material Subsidiary or a Designated Foreign Subsidiary Holding Company. The Collateral Agent may grant extensions of time for the satisfaction of the Guarantee and Collateral Requirement with respect to any Subsidiary where it determines that such satisfaction cannot be accomplished without undue effort or expense by the time or times at which they would otherwise be required by this paragraph.

SECTION 5.12. Further Assurances. The Company will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Facility Agent or the Required Lenders may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times (other than (a) prior to the Spanish Tranche Effective Date, those portions of the Guarantee and Collateral Requirement required to be satisfied under Section 4.02(e) but not under Section 4.01(e) and (b) after the Spanish Tranche Effective Date, those portions of the Guarantee and Collateral Requirement constituting the Deferred Collateral Requirement that are not yet required to have been satisfied under Section 5.13), all at the expense of the Credit Parties. The Company also agrees to provide to the Facility Agent, from time to time upon request, evidence reasonably satisfactory to the Facility Agent as to the perfection and priority of the Liens created or intended to be created by the Credit Support Documents.

SECTION 5.13. Deferred Collateral Requirement. The Borrowers will endeavor diligently, using all commercially reaonable efforts, to satisfy the Deferred Collateral Requirement as promptly as practicable. In connection therewith, the Borrowers will engage appropriate foreign counsel to prepare and deliver to the Agents and the Lenders such opinions as to the ICE Pledge Agreement, the validity, perfection and enforceability of the pledge to be created thereunder and such other matters relating to the pledge required by the Deferred Collateral Requirement as the Facility Agent may reasonably request. The Borrowers will also provide such documents (other than those previously provided pursuant to Section 4.01(c) and Section 4.02(c)) as the Facility Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Facility Agent and its counsel.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents, other Indebtedness existing on the date hereof and listed on Schedule 6.01 and Permitted Refinancing Indebtedness in respect of any such Indebtedness listed on Schedule 6.01;

(ii) Permitted Unsecured Notes and/or Permitted Subordinated Notes of the Company; provided that after giving effect to each issuance of such Notes, the Net Leverage Ratio as of the most recent fiscal quarter end for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), determined on a pro forma basis giving effect to such issuance and to the payment of any Indebtedness discharged with the proceeds thereof, shall be not greater than the maximum Net Leverage Ratio permitted as of such quarter end under Section 6.11 reduced by 0.25;

(iii)  Indebtedness of Universidad del Valle de Mexico, a Mexican SA,  created under a line of credit established prior to the first anniversary of the

Closing Date, and Permitted Refinancing Indebtedness in respect of any such Indebtedness, in each case not Guaranteed, or secured by assets of, the Company or any US Subsidiary and in an aggregate principal amount for all such Indebtedness and Refinancing Indebtedness not exceeding US$60,000,000 outstanding at any time;

(iv) Indebtedness (including Preferred Stock) of Foreign Subsidiaries (including indebtedness of acquired companies) (in addition to the Indebtedness permitted under (a)(i) and (a)(iii) of this Section) equal at any time to the greater of US$150,000,000 or 50% of Consolidated Adjusted EBITDA for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) (such greater amount being called the “Maximum Amount”); provided that (A) such Indebtedness will not be Guaranteed, or secured by assets of, the Company or any US Subsidiary, (B) the amount of such Indebtedness secured by Liens on any assets may not exceed one third of the Maximum Amount (it being agreed that secured Seller Notes shall not be subject to such limitation) (C) any such Indebtedness in the form of Seller Notes issued as consideration for any Permitted Acquisition after the date hereof shall not constitute more than 50% of the aggregate consideration for such Permitted Acquisition and (D) any such Indebtedness in the form of Seller Notes shall not represent obligations of, or be Guaranteed or secured by assets of, any Person other than the Subsidiary or Subsidiaries acquired in the Permitted Acquisition (or acquisition prior to the Closing Date) in which such Seller Notes were issued and any holding company Subsidiary in the relevant jurisdiction owning such acquired Subsidiary or Subsidiaries (with recourse to any such holding company Subsidiary that holds interests in other Subsidiaries or Persons being limited to the stock of such acquired Subsidiary or Subsidiaries); provided further, that in addition to the Indebtedness permitted under the preceding provisions of this clause (iv), one or more Subsidiaries organized under the laws of the Federative Republic of Brazil may issue Preferred Stock, prior to the second anniversary of the Closing Date, in an aggregate amount not in excess of the lesser of (x) US$25,000,000 and (y) the aggregate amount of Seller Notes listed on Schedule 6.01 that shall have been repaid (and not refinanced with other Indebtedness) prior to the first anniversary of the Closing Date;

(v) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that such Indebtedness shall not be transferred or pledged to any third party and shall be incurred in compliance with Section 6.04;

(vi) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary (other than Walden University, Inc.) of Indebtedness of the Company or any other Subsidiary; provided that (A) such Guarantees shall be incurred in compliance with Section 6.03, (B) no Subsidiary shall Guarantee Indebtedness of the Company unless such Subsidiary is a Credit Party that has Guaranteed the Obligations and (C) no Subsidiary shall Guarantee Indebtedness of ICE unless such Subsidiary is a Credit Party that has Guaranteed the Spanish Obligations;

(vii) Indebtedness under Hedging Agreements permitted under Section 6.06;

(viii) Indebtedness of a Subsidiary under any line of credit provided by a purchaser of Title IV Student Loans solely to provide funds for the making by such Subsidiary of Title IV Student Loans that such purchaser has committed to purchase; provided that (A) the Title IV Student Loans made with proceeds of such line of credit shall be promptly sold to such purchaser and (B) borrowings under such line of credit shall not remain outstanding for more than three Business Days;

(ix) unsecured Indebtedness in an amount not greater than US$5,000,000 at any time outstanding under one or more short-term advance or overdraft facilities provided by one or more Lenders; and

(x) Capital Lease Obligations of a US Subsidiary not greater than US$2,500,000 at any time outstanding.

(b) The Company will not, and will not permit any Subsidiary to, issue any Preferred Stock; provided that (i) the Company may issue Qualified Preferred Stock and (ii) one or more Subsidiaries organized under the laws of the Federative Republic of Brazil may issue Preferred Stock to the extent such Preferred Stock is permitted under clause (iv) of paragraph (a) above.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including loans or accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (A) any such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (B) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v) Liens securing Seller Notes or other Indebtedness of Foreign Subsidiaries to the extent such Seller Notes or other Indebtedness and such Liens are permitted under Section 6.01(a)(iv);

(vi) sales of Chilean Student Loans in Chilean Student Loan Securitization Transactions and Liens on Chilean Student Loans securing the interests of transferees thereof under Chilean Student Loan Securitization Transactions;

(vii) sales of Title IV Student Loans in Qualified Title IV Sales Transactions in an aggregate amount not to exceed US$100,000,000;

(viii) sales of Title IV Student Loans funded with proceeds of Indebtedness permitted under Section 6.01(a)(viii) and Liens securing such Indebtedness; provided that (A) the proceeds of such sales are applied to reduce outstanding Indebtedness (if any) under one or more lines of credit referred to in Section 6.01(a)(viii) and (B) such Liens shall not apply to any property or assets of the Company or any Subsidiary other than such Title IV Student Loans and any accounts established for the purpose of holding the proceeds of such Indebtedness pending their use to fund such Title IV Student Loans;

(ix) transfers of Indebtedness and accounts receivable permitted under Section 6.05(a)(iii); and

(x) Liens on any property or asset of the Company or any Subsidiary securing (i) obligations other than Indebtedness in an aggregate amount at any time not in excess of US$2,500,000 and (ii) Capital Lease Obligations permitted under Section 6.01(a)(x).

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any US Subsidiary (other than Walden University, Inc.) may merge into or consolidate with a US Subsidiary in a transaction in which the surviving or resulting Person is a US Subsidiary and the Guarantee and Collateral Requirement is satisfied with respect to such surviving or resulting Person, (ii) any Foreign Subsidiary (other than ICE) may merge into another Foreign Subsidiary organized in its jurisdiction of organization; provided, that if either such Foreign Subsidiary is a Designated Foreign Subsidiary Holding Company and a Guarantor of the Spanish Obligations, the surviving or resulting Person shall also be a Designated Foreign

Subsidiary Holding Company and a Guarantor of the Spanish Obligations, (iii) any Subsidiary that is not a Subsidiary Credit Party (other than Walden University, Inc.) may liquidate or dissolve into another Subsidiary if the Company determines in good faith that such liquidation, dissolution, merger or consolidation is in the best interests of the Company and is not materially disadvantageous to the Lenders, and (iv) any Permitted Acquisition may be effected through a merger of a Subsidiary and the acquired Person; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03.

(b) The Company will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Closing Date and businesses reasonably related thereto.

(c) The Company will not permit any material portion of its assets and operations outside the United States of America to be owned or conducted at any time by Subsidiaries other than ICE or one or more other Subsidiaries directly or indirectly owned by ICE or by Subsidiaries that guarantee, and the equity interests in which are pledged to secure, the Spanish Obligations, in each case on terms and under documentation reasonably satisfactory to the Facility Agent.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (all the foregoing being collectively called “Investments”), except:

(a) Permitted Investments;

(b) Investments existing on the date hereof and set forth on Schedule 6.04;

(c) Investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries (that are Subsidiaries prior to such investment);

(d) Investments consisting of loans or advances made by the Company to any Subsidiary or made by any Subsidiary to the Company or any other Subsidiary; provided that (i) Walden University, Inc. shall not make any loans or advances to any Subsidiary and (ii) any loans or advances made by the Company, any US Subsidiary that is a Credit Party (other than loans and advances made by Walden University, Inc. to the Company) or ICE shall be evidenced by a promissory note pledged pursuant to the applicable Credit Support Document to secure the Obligations or the Spanish Obligations, as the case may be;

(e) Investments consisting of Guarantees by the Company or any US Subsidiary (other than Walden University, Inc.) of Indebtedness of the Company or any other US Subsidiary, or Guarantees by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary; provided that (i) no Subsidiary shall Guarantee Indebtedness of the Company unless such Subsidiary is a Credit Party that has Guaranteed the Obligations and (ii) no Subsidiary shall Guarantee Indebtedness of ICE unless such Subsidiary is a Credit Party that has Guaranteed the Spanish Obligations;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Acquisitions;

(h) Investments arising from the creation, holding or sale of Chilean Student Loans made by UDLA and UNAB in the ordinary course of business;

(i) Investments arising from the creation or holding of Title IV Student Loans made by a Subsidiary in the ordinary course of business; and

(j) Other Investments in an amount (i) not greater than US$20,000,000 for any single Investment or group of related Investments and (ii) not greater than US$80,000,000 in the aggregate for all such Investments made after the Closing Date.

SECTION 6.05. Asset Transfers. (a) The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary), except:

(i) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(ii) sales, transfers and dispositions of assets (other than assets of Walden University, Inc. or ICE) to the Company or a Subsidiary;

(iii) transfers to the Intercompany Debt Holding Company of Indebtedness or accounts receivable of the Company or any Subsidiary that are owed by the Company or any other Subsidiary;

(iv) Restricted Payments permitted under Section 6.07;

(v) sales of Chilean Student Loans in Chilean Student Loan Securitization Transactions;

(vi) sales of Title IV Student Loans permitted under Section 6.02(vii) and Section 6.02(viii);

(vii) other sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (vii) shall not exceed during any fiscal year of the Company the greater of US$20,000,000 and 1% of Consolidated Tangible Assets as of the end of the most recent fiscal year and all sales, transfers and other dispositions permitted by this clause (vii) shall be made for fair value.

(b)  Notwithstanding any provision of paragraph (a) above, the Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of

(i) any Equity Interests in Walden University, Inc.;

(ii) any Equity Interests in ICE;

(iii) any Equity Interests in any US Subsidiary to any Foreign Subsidiary; or

(iv) the Pledged Walden Trademarks or any interest therein.

SECTION 6.06. Hedging Agreements. The Company will not, and will not permit any Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks (including currency risks) to which the Company or any Subsidiary has actual exposure and not for speculative purposes, and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests otherwise permitted hereunder, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (iii) the Company may make Restricted Payments in an aggregate amount during the term of this Agreement not greater than US$25,000,000.

(b) The Company will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any

Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation, termination or defeasance of any Indebtedness, except:

(i) payments in respect of Indebtedness created under the Loan Documents;

(ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Indebtedness subordinated to the Obligations or any of them to the extent prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of Permitted Refinancing Indebtedness;

(iv)  prepayments of Seller Notes and repurchases or redemptions of Preferred Stock issued pursuant to clause (iv) of Section 6.01(a); and

(v) any payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

SECTION 6.08. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Subsidiaries, (c) Restricted Payments permitted by Section 6.07 and (d) Investments permitted under Section 6.04 in Persons Controlled by the Company that are not Subsidiaries.

SECTION 6.09. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to restrictions contained in Seller Notes or in the organizational documents of or any shareholder or similar agreements with respect to any Subsidiary in which minority Equity Interests are owned by Persons other than the Company and the Subsidiaries; provided, that such restrictions relate only to such Subsidiary, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10. Capital Expenditures. The Company will not, and will not permit any Subsidiary to make any Capital Expenditures (other than maintenance Capital Expenditures and Capital Expenditures that the Company or a Subsidiary is committed under any contract to make) if a payment Default or a Default under Section 6.11 or 6.12 has occurred and is continuing or would arise as a result thereof.

SECTION 6.11. Net Leverage Ratio. The Borrowers will not permit the Net Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Prior to March 31, 2007	3.50 to 1.00
On and after March 31, 2007	3.25 to 1.00

; provided, that if the Company shall have received, in one or more transactions after the Closing Date, at least US$150,000,000 of aggregate gross cash proceeds from the issuance and sale of Permitted Unsecured Notes and/or Permitted Subordinated Notes, then the Net Leverage Ratio required to be maintained on and after March 31, 2007, shall be 3.50 to 1.00.

SECTION 6.12. Interest Expense Coverage Ratio. The Borrowers will not permit the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense for any period of four consecutive fiscal quarters ending after the Closing Date to be less than 3.50 to 1.00.

SECTION 6.13. Walden Trademarks. The Company will not, and will not permit any Subsidiary (other than Walden University, Inc.) to, own any right, title or interest that constitutes a Pledged Walden Trademark.

SECTION 6.14. Business of Subsidiaries. The Company will not permit Laureate Education International Ltd., FSIUH Holding Company, Fleet Street IU USA, Fleet Street IU Netherlands or Rede Internacional de Universidades Laureate, Ltda. (a) to engage in any business activities (including pledging or transferring Equity Interests owned by such Subsidiaries) other than ownership of the Equity Interests owned by such Subsidiaries as of the US Tranche Effective Date, activities incidental thereto and pledges of such Equity Interests under the Loan Documents, (b) to incur any Indebtedness or liabilities, including any Guarantee of Indebtedness of the Company, other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness to the Company or any

Subsidiary permitted under this Agreement and (iii) other liabilities not constituting Indebtedness incidental to the ownership of the Equity Interests referred to in the preceding clause (a). The Company will not permit the Intercompany Debt Holding Company to engage in any business or activity other than receiving and holding Indebtedness and accounts receivable transferred to it pursuant to Section 6.05(a)(iii) and activities incidental to the maintenance of its existence, and will not incur any Indebtedness or other obligation other than Indebtedness under the Loan Documents and obligations not constituting Indebtedness incidental to the activities permitted by this sentence.

ARTICLE VII

Events of Default

If any of the following events (any such event being called an “Event of Default”) shall occur:

(a) either Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) either Borrower shall fail to pay any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) The Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of either Borrower) or 5.10 or in Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) and (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from any Lender or Agent to the Company and (ii) the date on which the Company has actual knowledge of such failure;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Credit Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Credit Party or Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments in an aggregate amount in excess of US$15,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment; provided, that a judgment against a Foreign Subsidiary that is not a Material Subsidiary, and the operations of which the Company has determined to discontinue, shall not constitute an Event of Default hereunder if and for so long as none of (i) the Company, (ii) any Material Subsidiary or (iii) any Subsidiaries that on a combined basis would constitute a Material Subsidiary shall be liable for such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Credit Support Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Credit Support Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the US Guarantee and Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) any Loan Document or any Guarantee of the Obligations (including the Guarantee contained in Article X of this Agreement) shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents) or shall for any reason be asserted by any Credit Party not to be a legal, valid and binding obligation of any Credit Party party thereto; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to either Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Facility Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to either Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of the Subsidiaries that is communicated to or obtained by them or any of their Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of their own gross negligence or wilful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument,

document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 11.03 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders (in the case of a resignation by the Facility Agent) or the Facility Agent (in the case of a resignation by any other Agent) shall have the right, in consultation with the Company, to appoint a successor. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The parties agree that none of the Lead Arranger and Bookrunner, the   Co-Syndication Agents or the Co-Documentation Agents referred to on the cover page shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as an Agent, a Lender, the Issuing Bank or the Swingline Lender hereunder.

ARTICLE IX

Collection Allocation Mechanism

On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in Article VII and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that, in lieu of the interests of each Lender in the particular Specified Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Specified Obligation. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Agents all such promissory notes and other instruments and documents as the Facility Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Facility Agent against delivery of any promissory notes so executed and delivered; provided that the failure of or any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by an Agent pursuant to any Loan Document in respect of any Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph).

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Specified Obligations shall change as a result of the making by the Issuing Bank of an LC Disbursement that is not reimbursed by the applicable Borrower, then (a) the applicable Lenders shall, in accordance with Section 2.05(d), promptly purchase from the Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s applicable Tranche Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Facility Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Specified Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding on the CAM Exchange Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE X

Guarantee

In order to induce the Lenders to extend credit to ICE hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of ICE. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to ICE of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of ICE or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations).

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of ICE or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of ICE to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Facility Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against ICE arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by ICE to the Agents, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at Laureate Education, Inc., 1001 Fleet Street, Baltimore, MD 21202, Attention of Ms. Rosemarie Mecca, Executive Vice President and Chief Financial Officer (Telecopy No. (410) 843-8093);

(ii) if to ICE, to it in care of the Company;

(iii) if to the Facility Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603-2003, Attention of Mi Y Kim (Telecopy No. (312) 385-7098), with a copy to JPMorgan Chase Bank, N.A., 395 N. Service Road, Suite 302, Melville, New York 11747, Attention of John Budzynski (Telecopy No. (631) 755-5184);

(iv) if to the London Agent, to J. P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Telecopy No. 44-207-777-2360), with a copy to the Facility Agent as provided under clause (ii) above; and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Facility Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Facility Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments. (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Facility Agent and each Credit Party that is a party thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Sections 2.17(b), 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all the Subsidiary Credit Parties from their obligations under the US Guarantee and Collateral Agreement or any other guarantee agreements constituting Credit Support Documents (except as expressly provided in Section 11.15), or limit their liability in respect of such obligations, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Credit Support Documents without the written consent of each Lender, (viii) change any provisions of Article IX without the written consent of each Lender or (ix) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders under one Tranche differently than those under any other Tranche, without the written consent of Lenders holding a majority in interest of the outstanding Commitments and Revolving Exposure under each affected Tranche; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Spanish Tranche Lenders), or the Spanish Tranche Lenders (but not the US Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Lenders under the applicable Tranche. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Facility Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company shall indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the credit facilities provided for herein, the preparation, execution, delivery or administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)  To the extent that the Company fails to pay any amount required to be paid by it to any Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate amount of Revolving Exposures and unused Commitments at the time (or, if there shall be no Revolving Exposures or unused Commitments, based upon its share of the unused Commitments most recently in effect at the time).

(d)  To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 11.04. Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an

Approved Fund or, if a Default has occurred and is continuing, any other assignee; and

(B) the Facility Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent) shall not be less than US$5,000,000 unless each of the Company and the Facility Agent otherwise consents; provided that no such consent of the Company shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Facility Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and the Subsidiaries and its and their Related Parties or securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

For the purposes of this Section, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.19 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Facility Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Facility Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any consent to such assignment required by paragraph (b) of this Section, the Facility Agent shall record the information contained in such Assignment and Assumption in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i) Any Lender may, without the consent of, or notice to, either Borrower, the Facility Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Facility Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Company, to comply with Section 2.16(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers or the Credit Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.19 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents or the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Facility Agent and when the Facility Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank or any

Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Notarization. If any of the Lenders at any time request that the Facility Agent instruct the Borrowers to raise this Agreement to the status of public document before a Spanish notary public, the Facility Agent shall promptly send a notice (a “Notarization Notice”) to the Borrowers and, unless the Borrowers receive a notice from the Facility Agent withdrawing such Notarization Notice by the tenth Business Day after delivery thereof (such date, the “Notarization Notice Effective Date”), then the Borrowers hereby expressly agree and undertake (a) to appear, within fifteen days after the Notarization Notice Effective Date, before a Spanish notary public selected by the Borrowers and (b) to raise this Agreement to the status of public document. All the costs arising from the notarization of this Agreement shall be borne by the Borrowers. Each Lender hereby empowers the Facility Agent to appear before a Spanish notary public for the purpose of raising this Agreement to the status of public document.

SECTION 11.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this

Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.13. Confidentiality. (a)  Each Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(b)  Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Company and its Related Parties or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and State securities laws.

(c)  All Information, including requests for waivers and amendments, furnished by the Company or the Agents pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and the Subsidiaries and its and their Related Parties or securities. Accordingly, each Lender represents to the Company and each Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and State securities laws.

SECTION 11.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.15. Conversion of Currencies. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.16. Release of Subsidiary Credit Parties and Collateral. (a)   Notwithstanding any contrary provision herein or in any other Loan Document, (i) upon any sale or other transfer by any Credit Party of any Collateral consisting of inventory or used, surplus, obsolete or outmoded equipment, the security interest in such Collateral shall automatically be released and (ii) if the Company shall request the release under any Credit Support Document of any Subsidiary Credit Party, or any Collateral, to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary Credit Party or such Collateral) to a Person other than the Company or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Collateral Agent a certificate executed by a Financial Officer to the effect that such sale or other disposition will comply with the terms of this Agreement, then, if the Collateral Agent is satisfied that such certificate is correct, the Collateral Agent shall, without the consent of any Lender, execute and deliver all such releases or other agreements or instruments, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary Credit Party or such Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. If the Collateral Agent shall not be satisfied that any certificate delivered pursuant to the preceding sentence is correct, it shall promptly notify the Company in writing, setting forth the reason for its failure to be satisfied. Any such release shall be without recourse to, or representation or warranty by, any Agent and shall not require the consent of any Lender.

(b)  Without limiting the provisions of Section 11.03, the Borrowers shall reimburse the Collateral Agent for all costs and expenses, including reasonable fees, charges and disbursements of counsel, incurred by it in connection with any action contemplated by this Section.

SECTION 11.17. USA Patriot Act. Each Lender and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Credit Parties, which information includes the name and address of such Credit Parties and other information that will allow such Lender or the Facility Agent, as applicable, to identify such Credit Parties in accordance with the Patriot Act.

SECTION 11.18. No Fiduciary Duty. Each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Issuing Bank, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Issuing Bank, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 11.19. Effectiveness. The rights and obligations of ICE hereunder and the obligations of the Spanish Tranche Lenders to make Spanish Tranche Revolving Loans and of the Issuing Bank to issue Spanish Tranche Letters of Credit hereunder shall not become effective until the date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 11.02).

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAUREATE EDUCATION, INC.,

by
/s/ Robert W. Zentz
Name:	Robert W. Zentz
Title:	Secretary

INICIATIVAS CULTURALES DE
ESPAÑA, SL,

by
/s/ Robert W. Zentz
Name:	Robert W. Zentz
Title:	Sole Administrator

JPMORGAN CHASE BANK, N.A., as Facility Agent, Swingline Lender, Issuing Bank and Lender,

by
/s/ Teri Streusand
Name:	Teri Streusand
Title:	Vice President

J. P. MORGAN EUROPE LIMITED, as London Agent,

by
/s/ Maxine Graves
Name:	Maxine Graves
Title:	Associate

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

BANK OF AMERICA, N.A.

by
/s/ Mary K. Giermek
Name:	Mary K. Giermek
Title:	Senior Vice President

For any Lender require a second signature line:

by

Name:
Title:

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

THE BANK OF NOVA SCOTIA

by
/s/ William Collins
Name:	William Collins
Title:	Managing Director

For any Lender require a second signature line:

by

Name:
Title:

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH

by
/s/ Vanessa Gomez
Name:	Vanessa Gomez
Title:	Vice President

For any Lender require a second signature line:

by
/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Associate

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

CREDIT SUISSE INTERNATIONAL

by
/s/ Garrett Lynskey
Name:	Garrett Lynskey
Title:	Director

For any Lender require a second signature line:

by
/s/ Siobhan McGrady
Name:	Siobhan McGrady
Title:	Vice President

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

HSBC BANK, USA, NATIONAL
ASSOCIATION

by
/s/ Thomas W. Doe
Name:	Thomas W. Doe
Title:	First Vice President

For any Lender require a second signature line:

by

Name:
Title:

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

LASALLE BANK N.A.

by
/s/ Michael A. Berent
Name:	Michael A. Berent
Title:	Senior Vice President

For any Lender require a second signature line:

by

Name:
Title:

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

M & T BANK

by
/s/ Theodore K. Oswald
Name:	Theodore K. Oswald
Title:	Vice President

For any Lender require a second signature line:

by

Name:
Title:

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

SCOTIABANK EUROPE PLC

by
/s/ Sarah Haynes
Name:	Sarah Haynes
Title:	Associate Director

For any Lender require a second signature line:

by

Name:
Title:

Lender signature page to the

Laureate Education, Inc. Five-Year Credit Agreement

To approve the Credit Agreement:

Name of Lender

SUNTRUST BANK

by
/s/ Van Buren Knick II
Name:	Van Buren Knick II
Title:	Vice President

For any Lender require a second signature line:

by

Name:
Title: